Exhibit 10.14

STANDARD FORM COMMERCIAL LEASE

1.	PARTIES

Valiant Enterprises, LLC a Massachusetts Limited Liability Company (“Landlord”, which expression shall include its heirs, successors, and assigns where the context so permits), having an address at 110 Turnpike Road, Suite 114, Westborough, MA 01581, does hereby lease to Nature’s Remedy of Massachusetts, Inc., a Massachusetts Domestic Corporation (“Tenant”, which expression shall include its heirs, successors, executors, administrators, and assigns where the context so permits)(Tenant and Landlord collectively, the “Parties”), and Tenant hereby leases from Landlord the following described Premises pursuant to the terms of this Lease (the “Lease”).

2.	PREMISES

The premises contain an agreed upon approximately 50,000 rentable square feet of the building located at 310 Kenneth Welch Drive, Lakeville, MA 02347 (the “Premises”).

3.	TERM

a.	Initial Term

The Term of this Lease shall be effective on the date the Parties execute the Lease (the “Effective Date”) and shall continue thereafter until and ending on the last day of the tenth year following the Effective Date (the “Initial Term”).

b.	Option Terms

Provided Tenant has maintained the Lease current and is not in Default at the time Tenant exercises its right to extend, Tenant shall have three (3) options to extend the Term (as hereinafter defined) of the Lease for a successive period of five (5) years (each a “Option Term”). Tenant may exercise an Option Term by giving written notice to Landlord which notice must be received by Landlord not later than six (6) months prior to the expiration of the Initial Term or current Option Term. Failure of Tenant to timely give written notice pursuant to the terms of this Section 3.b. shall be deemed a waiver of Tenant's right to the Option Term and the Lease shall terminate at the end of the Initial Term or current Option Term. All provisions of the Lease shall remain the same and in effect during the Option Term except that (i) Base Rent (as hereinafter defined) shall be payable for the Option Term as set forth in Section 4 below. Following the end of the final Option Term, there shall be no further right to extend or renew the Lease.

As used in this Lease the “Term” of the Lease shall mean the period of time between the Effective Date and the end of the Initial Term and, as applicable, the end each Option Term if and as exercised pursuant to the terms hereof.

4.	RENT

As used herein, the term “rent” or “Rent” shall mean the minimum monthly base rent payment (the “Base Rent”). Rent shall be paid as provided herein without deduction, offset or setoff whatsoever.

a.	Base Rent

Tenant shall pay only by either wire transfer of funds from a check drawn on Tenant's account to Landlord Base Rent (as hereinafter defined) during the Term at the following rates, payable in advance on the first day of each month (pro-rata for any partial month) commencing on the Rent Commencement Date (as hereinafter defined) without any deduction, offset or setoff whatsoever, in monthly installments as herein set forth. For purposes of determining Base Rent in years three– ten of the Term, Base Rent shall be the prior year’s rent plus the current Consumer Price Index (“CPI”). For each year during any Option Term, the Base Rent shall be equal to the prior years’ rent plus the current CPI.

YEAR(S)	BASE RENT
ONE	$70/sq. ft. gross
TWO	$70/sq. ft. gross
THREE-TEN	Prior Year + CPI
OPTION TERM(S)	Prior Year + CPI

As used in this Lease, the term “Lease Year” shall mean the following: the first Lease Year shall commence on the Rent Commencement Date (as hereinafter defined) and shall end on the day before the first anniversary of the Rent Commencement Date; the second Lease Year shall commence on the day after the end of the first Lease Year and continue for a consecutive twelve- month period; and each Lease Year thereafter shall be a sequential, consecutive twelve (12) month period. The “Rent Commencement Date” shall be the first day of the month following Tenant’s receipt of final approval from the Massachusetts Department of Public Health (“DPH”) or Cannabis Control Commission (“CNB”) to cultivate, manufacture/process or sell marijuana or marijuana products (each an “Approved Use”). Landlord acknowledges that the Base Rent shall be prorated based on the actual square footage being used by Tenant for an Approved Use and shall increase as Tenant gets additional approval for an Approved Use.

b.	Rent Commencement Date

Base Rent shall commence on the Rent Commencement Date.

c.	Default Rate and Administrative Fees

If Tenant shall fail to pay any installment of Base Rent within five (5) days after the date due, Landlord shall be entitled to collect a charge equal to five (5%) percent of the amount due to cover Landlord's administrative expense in handling late payments. In addition, Tenant shall pay interest at the rate of one and one-half percent (1½%) per month (the “Default Rate”) or any fraction thereof on any Base Rent not paid within five (5) days after the date due.

5.	UTILITIES

From and after the Rent Commencement Date, Landlord shall pay all bills as they become due for gas, water and sewer, electricity and any other utilities that are furnished to the Premises. Base cost for the Utilities will be established and Tenant agrees to pay for any overages that will be added to the Base Rent each month. In the event Tenant requires additional utilities or equipment, the installation and maintenance thereof shall be Tenant's sole cost and obligation, provided that such installation shall be subject to the written consent of Landlord which shall not be unreasonably withheld. Tenant agrees that in no event shall Landlord be liable for any interruption or delay in providing utilities or equipment or other services or performing other obligations under this Lease caused by accident, making of repairs, alterations or improvements in the Premises, labor difficulties, trouble in obtaining fuel, electricity or services or supplies, governmental restraints or the actions or inactions of Tenant or those acting by, through or under Tenant, or other causes beyond Landlord's reasonable control (but Landlord, in respect of those matters for which Landlord is expressly responsible under this Lease, will use reasonable efforts under the circumstances to restore such services or make such repairs), nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service or make such repair shall not be construed as an eviction of Tenant, nor render Landlord liable in damages, nor entitle Tenant to an abatement of Rent, nor release Tenant from the obligation to fulfill any of its covenants under this Lease; provided, however, the foregoing shall not exculpate Landlord from Landlord's negligent acts or omissions.

6.	USE OF PREMISES

Tenant shall use the Premises for the purpose of Registered Marijuana Dispensary (“RMD”) (sometimes referred to as a “Marijuana Establishment”) and for any other purpose permissible under local and state law. other use (the “Permitted Use”). Tenant shall at all times be in full compliance all Applicable Laws (as hereinafter defined). Except for Federal law pertaining to the illegality of marijuana, Tenant agrees that in no event shall Tenant's use of the Premises be unlawful, improper, noisy or offensive, contrary to Applicable Laws, including, without limitation, any applicable municipal law, regulation, by-law or ordinance; make voidable any insurance on the Premises; be contrary to regulations from time to time established by any fire rating agency or similar body.

7.	COMPLIANCE WITH LAW

Tenant, in the use of operation of its business at the Premises for the Permitted Use including, without limitation, access thereto, shall comply with all applicable building, zoning, environmental, health, life safety systems, including, without limitation, required fire suppression systems, land use and other applicable laws, including, without limitation, Federal, except for Federal law pertaining to the illegality of marijuana, state and municipal by-laws, guidelines (including the so-called FinCEN Guidance), rules, regulations, memorandums, ordinances, codes, and requirements applicable to the Premises and the Permitted Use, including, without limitation, and compliance with the Americans with Disabilities Act as amended, referred to as the "ADA" (all of the foregoing is referred to collectively, the “Applicable Laws”). Except for federal laws pertaining to the illegality of marijuana, Tenant agrees that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, noisy or offensive, or contrary to any Applicable Laws. Tenant assumes all risk and liability related to the Permitted Use, including, without limitation, arising out of or related to compliance with Applicable Laws. Tenant shall use best efforts to make the Premises secure, including, without limitation, complying with Applicable Laws in relation to lighting in and around the Premises and making the Premises secure from theft, loitering, diversion, and public consumption of marijuana. Tenant shall use best practices to ensure the security of all marijuana at the Premises and to prevent the sale of marijuana to minors or any party other than individuals having complied with Applicable Laws relating to the use of marijuana.

8.	FIRE INSURANCE

Tenant shall not permit any use of the Premises which would make voidable any insurance on the Premises, or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. Tenant shall on demand reimburse Landlord, and all other tenants, all extra insurance premiums caused by Tenants use of the Premises.

9.	MAINTENANCE

a.	Landlord’s Obligations

Landlord agrees to perform all work necessary to maintain the Premises in good condition. Landlord’s maintenance of the Premises to keep the same in good condition shall include, without limitation, maintaining, repairing and replacing as necessary, the ceiling, lighting, bulbs, venting, painting, life safety systems, including, without limitation, fire suppression systems, carpeting, flooring, and plumbing, heating, ventilation and air conditioning system (“HVAC”), wiring, cables, and ductwork and any and all facilities and utilities installed by Tenant therein and all work necessary to comply with Applicable Laws, including, without limitation, the ADA (collectively, the “Maintenance”). Landlord shall be responsible to maintain a service contract with a professional, certified HVAC contractor to keep the HVAC system in good working order, to repair and replace parts on the system or to maintain, repair and replace as necessary the HVAC system itself. Landlord shall also be responsible for the removal of snow and ice from the sidewalks bordering the Premises and keeping the sidewalks clean and free of debris.

b.	Tenant’s Obligations

Tenant agrees to reimburse Landlord for all costs associated with the Maintenance of the Premises. Tenant shall be responsible to pay such costs and expenses to Landlord within ten (10) days of billing by Landlord. Tenant shall be responsible to assure at all times that its invitees and employees do not loiter on the Premises nor use the products sold from the Premises at the Premises or in, on or around the Premises. Tenant shall prevent the escape of odors, fumes and other contaminants to any other portion of the Building. Tenant shall not permit the Premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste. Tenant shall use and conduct Tenant's business at the Premises in such a manner as to assure that no water, noise, fumes, odor or any other condition escapes or is emitted from the Premises which is asserted to be objectionable by Landlord, other tenants or abutting property owners and their tenants, or which interferes with or in any manner causes damage to or upon the Property or any abutting tenant space or common area or property of others.

10.	CONDITION OF PREMISES

Prior to the Rent Commencement Date, Landlord shall deliver the Premises to Tenant as a fully outfitted RMD including all equipment necessary for the Permitted Use in accordance with drawings and specifications (the “RMD Plans”) to be agreed upon by Landlord and Tenant. The initial build-out cost of the RMD Plans shall be $5,000,000.00 (the “Initial Build-Out Cost”). Tenant agrees that an additional $2.00 per square foot shall be added to the Base Rent, prorated based on the actual square footage being used by Tenant, for each $1,000,000.00 spent by Landlord to build out the RMD Plans in excess of the Initial Build-Out Cost (the “Additional Build-Out Cost”). Landlord agrees that in no event shall Tenant be responsible to Landlord for any additional rent for an Additional Build-Out Cost that exceeds $7,000,000.00. Landlord and Tenant agree to finalize the RMD Plans within two (2) months following the Effective Date. Any modifications and changes to the RMD Plans must be agreed to in writing by both Parties. Tenant understands that Rent Commencement shall begin upon delivery of the Premises in a condition ready for any part of the Approved Use as long as Tenant receives the necessary approvals for that part of the Approved Use. Landlord acknowledges that the Base Rent shall be prorated based on the actual square footage being used by Tenant for an Approved Use and shall increase as Tenant gets additional approval for an Approved Use.

11.	ALTERATIONS – ADDITIONS

Tenant shall not make any type of alterations or additions to the Premises without Landlord's prior written consent, which consent may not be unreasonably withheld, conditioned, delayed, or denied. Any alterations or improvements to be made by Tenant (“Tenant’s Work”), shall be at Tenant's sole cost and expense, and Tenant shall diligently pursue Tenant's Work to completion. Tenant shall perform Tenant's Work in a good and workmanlike manner using new and first- class materials and supplies, free from defects in design, construction, workmanship and materials, in accordance with all Applicable Laws and the fire insurance rating association having jurisdiction over the Premises. Tenant agrees that in no event shall Tenant's Work decrease the value of the Premises. Tenant shall not permit any mechanics' or materialman's liens to be placed, or if placed, shall cause the same to be removed within fifteen (15) days after recording thereof. Tenant's Work shall become the property of Landlord at the termination of occupancy as provided herein, except that Tenant may remove personal property and trade fixtures in accordance with the terms of Section 21 hereof. To the extent that Landlord does approve Tenant's Work or any other work to be performed by or for Tenant, including, without limitation, matters related to or arising out of the design and/or construction of the work, including any errors or omissions contained therein, Tenant's Work and such other work shall be Tenant's sole responsibility without cost or liability to Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord may condition the right of Tenant to do any work, including, without limitation, Tenant's Work, on lien bonds, escrows, indemnities, certification(s) from contractor(s), as described below, or other conditions acceptable to Landlord to prevent liens from arising against the Property or this Lease. If required by Landlord, such certification(s) from contractor(s) engaged by Tenant shall be in form and substance acceptable to Landlord and provide, inter alia, that the work is being performed for Tenant and Tenant's benefit and not Landlord nor Landlord's benefit. This Section and Section 10 shall survive the expiration or earlier termination of this Lease.

12.	ASSIGNMENT – SUBLEASING

Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by third party users, such as concessionaires, without, on each occasion, obtaining Landlord's prior written consent which shall not be unreasonably withheld, conditioned, delayed or denied, provided however, that such consent shall be conditioned, inter alia, upon the following conditions precedent: (i) the use of the Premises will continue to comply with the terms and conditions of this Lease, including, but not limited to, the use provisions and with any assignee or sublessee securing all Approvals to operate the business at the Premises for the Permitted Use; (ii) there exists no default by Tenant under this Lease and no fact nor circumstances which, with the giving of notice, the passage of time, or both, would constitute a default by Tenant under this Lease; (iii) as to an assignment, the assignee, on Landlord's form, inter alia, assumes and agrees to pay and perform all the obligations of Tenant under the Lease jointly and severally with Tenant and as to a sublease, the subtenant executes Landlord's form regarding subleases; and (iv) there is compliance with the other provisions of this Section 12. As used herein the term “assign” or "assignment" shall be deemed to include, without limitation: (x) any transfer of Tenant's interest in the Lease by operation of law, the merger or consolidation of Tenant with or into any other firm or corporation; or (y) the transfer or sale of a controlling interest in Tenant whether by sale of its capital stock, membership interest or otherwise. No sublease shall be permitted for a rent of less than the rent hereunder on a per square foot basis. Notwithstanding anything to the contrary contained herein, at Landlord's option, in Landlord's sole discretion, any assignment in violation of the provisions of this Section shall result in this Lease being binding upon the assignee, jointly and severally, with Tenant.

In the event of the assignment or subletting by Tenant for which Landlord's written approval has been obtained, Tenant shall remain primarily liable with the new tenant, jointly and severally, for the payment of any and all Base Rent and other amounts which may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder. No such assignment or sublease shall be valid or effective unless (i) it is approved in advance in writing by Landlord and (ii) the assignee, or sublessee, together with Tenant enter into an agreement on Landlord's form, providing, inter alia (a) as to assignee, that assignee be bound directly to Landlord, jointly and severally with Tenant, and (b) limiting the use of the Premises to the specific use allowed under this Lease. No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of Tenant's interest herein shall operate to release or impair Tenant's obligations hereunder.

The consent by Landlord to any assignment, mortgage, pledge or subletting shall not constitute a waiver of the necessity of such consent to any subsequent assignment or subletting. Tenant shall pay all Landlord's attorneys' fees and expenses incurred from time to time, with, at the option of Landlord, Landlord's estimate of such fees and expenses paid in advance by Tenant, in connection with each Tenant's request to assign or sublet this Lease or Tenant's request for Landlord to take any other action under this Section 12, whether or not Landlord withholds or provides its consent hereunder.

13.	SUBORDINATION

This Lease shall be automatically subject and subordinate to any and all mortgages, deeds of trust, ground leases and other instruments in the nature of a mortgage or ground lease now or at any time hereafter a lien on the Property without requiring any writing by Tenant. Tenant shall, when requested, promptly (within five (5) days) execute and deliver such written instruments as may be requested by Landlord, its lender(s) and/or its ground lessor(s) to confirm the subordination of this Lease to mortgages, deeds of trust, ground leases or other instruments in the nature thereof. Should Tenant fail to execute, acknowledge and deliver such instruments within five (5) days after Landlord's written request, Tenant hereby appoints Landlord and its successors and assigns, as Tenant's irrevocable attorney-in-fact to execute, acknowledge and deliver any such instrument for and on behalf of Tenant. The foregoing subordination is expressly conditioned upon Tenant reserving the right to continued occupancy of the Premises in accordance with the terms of this Lease for so long as Tenant is not in default hereunder, as that term is defined in this Lease, notwithstanding any mortgage foreclosure or termination of ground lease. Tenant agrees not to assert any claim, other than its right of recognition and non-disturbance set forth above, against a foreclosing mortgagee for any obligation of Landlord other than obligations first arising and then continuing while mortgagor is in control of the Property.

Tenant agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord upon any foreclosure of any mortgage or deed of trust upon the Property or upon the execution of any deed in lieu of such foreclosure in respect of such mortgage or deed of trust on the condition that such successor in interest does not, prior to a default hereunder, disturb any of the rights of Tenant under this Lease.

14.	LANDLORD'S ACCESS

Landlord or agents of Landlord may enter the Premises (i) to view the Premises during normal business hours upon reasonable advance communication (written or oral), except in the event of an emergency, in which case no communication is required, (ii) to require removal of placards and signs not approved and affixed as herein provided, (iii) to make repairs and alterations as Landlord should elect or be required under this Lease or pursuant to law to do and, as Landlord elects, to maintain use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other fixtures or equipment serving or to serve the Premises or other parts of the Building including, without limitation, common areas and common facilities and premises of other tenant(s), or to maintain or repair any portion of the Building upon reasonable advance communication (written or oral) except in the event of an emergency in the Premises or elsewhere, in which case no communication is required for Landlord or agents of Landlord to enter the Premises to take such measures as may be needed to cope with such emergency, (iv) to show the Premises to others during normal business hours upon reasonable advance communication (written or oral), (v) to affix to any suitable part of the Premises a sign or notice for selling the Property and keep the same so affixed without hindrance or molestation, and (vi) at any time within six (6) months before the expiration of the Term, to affix to any suitable part of the Premises a notice for letting the Premises and keep the same so affixed without hindrance or molestation. Except in an emergency, Landlord shall use reasonable efforts under the circumstances, taking into consideration that Landlord needs to complete such work in a cost- effective and efficient manner, to exercise its rights set forth in this Section 14 in a manner not to materially and adversely interfere with Tenant's business operations, with Tenant agreeing to cooperate with Landlord in relation to Landlord's exercise of such rights set forth in this Section, including, without limitation, Tenant removing Tenant's furniture, fixtures, equipment and personnel from work areas and with Tenant recognizing Landlord's need to timely complete such work. Tenant shall cooperate with Landlord in connection with the foregoing access and for the purposes described above, and if requested by Landlord, Tenant agrees to make Landlord an agent of Tenant pursuant to Applicable Law, at Tenant’s expense, for the purpose of providing Landlord with the right to access pursuant to this Section 14. Notwithstanding the foregoing provisions of this Section 14, in accessing the Premises and all limited access areas contained therein, the Parties agree to at all times comply with the operational and security requirements at 105 CMR 725.000 et al.

15.	INDEMNIFICATION AND LIABILITY

Tenant shall exonerate, indemnify, defend and save Landlord harmless from all loss, cost and damage and expense, including reasonable attorneys' fees (a) on account of personal injury and property damage occurring at the Premises and all loss, cost and damage, including reasonable attorneys' fees, caused by Tenant or on account of any default by Tenant hereunder or by any nuisance made or suffered on the Premises or (b) incurred by Landlord on account of any personal injury and/or property damage asserted by Tenant or any of Tenant's agents, employees, contractors, officers, directors, shareholders, invitees and others for whom Tenant may be responsible, or (c) arising out of or related to the Permitted Use, including, without limitation, any injuries to persons or property, or (d) violations of Applicable Laws. This paragraph shall not exculpate Landlord from Landlord's negligent acts or omissions.

Landlord and Tenant release each other, to the extent of their respective insurance coverages (or what would have been covered had the insurance required by this Lease been carried) from any claims and demands of whatever nature for damage, loss or injury to the Property or to the other's property in, on or about the Premises and the Property that are caused by or result from risks or perils insured against under any property insurance policies required by the Lease to be maintained. Landlord and Tenant shall cause their insurers to waive any right of recovery by way of subrogation against either Landlord or Tenant in connection with any property damage covered by any such policies. Provided, however, the foregoing shall not be construed to release or alter Tenant's agreements and obligations required by any other paragraph of this Lease to be performed and/or undertaken by Tenant.

This Section shall survive the expiration or earlier termination of this Lease.

16.	TENANT'S INSURANCE

Tenant shall maintain with respect to the Premises and the Property of which the Premises are a part (i) casualty insurance covering all of Tenant's fixtures, equipment and personal property, in an amount at least equal to the full replacement cost and without application of a co-insurance penalty; (ii) commercial general liability insurance covering the insured against claims of bodily injury, personal injury, including, without limitation, product liability insurance, and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including the performance by Tenant of the indemnities set forth herein, with a combined single limit per occurrence of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate; and (iii) product liability insurance for not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

17.	FIRE, CASUALTY-EMINENT DOMAIN

Should a substantial portion of the Premises be substantially damaged by fire or other casualty, or be taken by eminent domain, and it is mutually determined by Landlord and Tenant that the Permitted Use will be infeasible at the Premises, Landlord or Tenant may elect to terminate this Lease upon providing thirty (30) days’ notice to the other party. When such fire, casualty, or taking renders the Premises substantially unsuitable for the Permitted Use, a just and proportionate abatement of rent shall be made, and Tenant may elect to terminate this Lease if: (a) Landlord fails to give written notice within sixty (60) days of its intention to restore Premises, or (b) Landlord fails to restore the Premises to a condition suitable for the Permitted Use within one hundred eighty (180) days after said fire, casualty or taking.

Landlord reserves, and Tenant grants to Landlord, all rights which Tenant may have for damages or injury to the Premises on account of any condemnation or taking by eminent domain, except that nothing herein shall limit Tenant's right to seek a separate award for damages to Tenant's fixtures, property or equipment provided the payment of which shall not reduce the award payable to Landlord.

18.	DEFAULT AND REMEDIES

a.            Landlord shall have the right to terminate this Lease in the event that any of the following occur (each a “Default” hereunder):

i.            Tenant (a) shall fail to maintain insurance as required under this Lease or comply with the Approvals or other Applicable Laws related to Tenant's Permitted Use or Landlord’s insurance is cancelled as a result of Tenant’s Permitted Use and Tenant is unable to find replacement insurance for Landlord within sixty (60) days of the notice of the cancellation; or (b) shall fail to timely comply with the terms of Section 12, Section 19, Section 29.C. or Section 29.D. of this Lease; or (c) shall fail to timely pay any installment of Rent or other sum herein specified and such failure shall continue for twenty (20) days after the due date hereof; or (d); has its RMD registration suspended or revoked and such suspension and revocation is not cured within a period of ninety (90) days;

ii.            Tenant shall fail to observe or perform any of Tenant's covenants, agreements, or obligations hereunder other than a failure as set forth in Sections 18.a.i. above and 18.a.iii. below, and such failure shall not be corrected within sixty (60) days after written notice (“Non-Monetary Breach Notice”) thereof; or

iii.            Tenant shall file a petition under any bankruptcy or insolvency or similar law, or if Tenant shall be declared bankrupt or insolvent according to law, or if any assignment shall be made of Tenant's property for the benefit of creditors.

b.            Following a Default by Tenant, Landlord shall have the right thereafter to re-enter and take complete possession of the Premises, to declare the Term of this Lease ended, and/or to remove Tenant's effects, without prejudice to any rights or remedies hereunder, including, without limitation, which Tenant effects might be otherwise used for arrears of rent, other amounts due hereunder or in relation to other Default(s) or otherwise as provided in Section 21 of this Agreement and to exercise such other rights and remedies as may be available at law or in equity, If Tenant shall Default under this Lease, Landlord, without being under any obligation to do so and without thereby waiving such Default, may remedy such Default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligation for the payment of money in connection with this Lease and/or Default by Tenant under this Lease, including but not limited to, attorneys' fees in instituting, prosecuting or defending any action or proceedings applicable to this Lease, including, without limitation, Tenant's Default hereunder or Tenant's use of the Premises, such sums paid or obligations incurred, with interest at the Default Rate shall be paid to Landlord by Tenant upon demand. Tenant shall pay all Landlord's costs, including attorneys' fees, in enforcing, defending, collecting and/or interpreting Landlord's rights under this Lease.

Notwithstanding any provision of this Lease to the contrary, Landlord hereby agrees that Landlord’s rights and remedies following Tenant’s Default shall not include the seizure of assets protected by St. 2012, ch. 369, St. 2016, ch. 334, St. 2017, ch. 55, G.L. c. 94G, G.L. c. 94I, all as amended or replaced, and all regulations and applicable local laws promulgated pursuant thereto (i.e. any product containing any amount of marijuana). Landlord shall not be entitled to a repayment or remedy that provides Landlord inventory of Tenant that contains any amount of marijuana, in any form, whether flower or infused product. Landlord hereby forfeits any such remedy. In addition, Landlord hereby understands and agrees that a Certificate of Registration, whether provisional or final, is nontransferable, and may not be assigned or transferred without prior DPH or CNB approval. Landlord agrees that Tenant’s Certificate of Registration is not an asset that may be seized by Landlord or available as a remedy for Tenant’s Default under this Lease.

In the event of a Default by Tenant resulting in Landlord's termination of this Lease, Tenant shall immediately owe Landlord and shall pay Landlord upon written demand the following amounts the total of all amounts then due from Tenant under this Lease (“Termination Payment”). Provided Tenant timely otherwise pays and performs its obligations under this Lease, including, without limitation under clauses (i) and (ii) of this paragraph, the rent, if any, Landlord collects for the Premises for the balance of what would have been the Term but for the early termination after first deducting all costs and expenses related to the Default and Landlord exercising its rights and remedies under this Lease, including, without limitation, leasing costs, brokerage commissions, improvement costs, reasonable legal fees and expenses, and other costs incurred by Landlord in connection with the replacement lease, shall be remitted to Tenant, if, as and when received by Landlord, up to but not exceeding the amount paid by Tenant under clause (ii) above. Landlord at Landlord's option may make such alterations, repairs, replacements and decorations at the Premises as Landlord in Landlord’s sole judgment considers advisable and necessary for the purpose of re-letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder.

This Section shall survive the expiration or earlier termination of this Lease.

19.	NOTICE

Any notice from Landlord to Tenant relating to the Premises or to the occupancy thereof or otherwise relating to this Lease, shall be deemed duly served if left at the Premises or mailed by registered or certified mail, return receipt requested, postage prepaid (deemed served on the date received or rejected on the return receipt), or sent by recognized daytime or overnight delivery service addressed to Tenant at the Premises (deemed served on the date received or rejected on the records of the daytime or overnight delivery service). Any notice from Tenant to Landlord relating to the Premises or to the occupancy thereof, shall be deemed duly served if mailed to Landlord by registered or certified mail, return receipt requested, postage prepaid (deemed served on the date received or rejected on the return receipt), or sent by recognized daytime or overnight delivery service (deemed served on the date received or rejected on the records of the daytime or overnight delivery service) addressed to Landlord at such address as Landlord may from time to time advise Tenant in writing. All rent and notices shall be sent to Valiant Enterprises, LLC, 110 Turnpike Road, Suite 114, Westborough, MA 01581 until notice is sent to Tenant to the contrary.

20.	EXPIRATION AND SURRENDER

Tenant shall at the expiration or other termination of this Lease surrender and yield up the Premises and all Tenant's goods and effects from the Premises (including, without hereby limiting the generality of the foregoing, all personal property and trade fixtures and all signs and lettering affixed or painted by Tenant, either inside or outside the Premises) and shall repair any damage to the Premises caused by such removal. Tenant shall deliver to Landlord the Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Premises, all of which shall be in good condition, damage by fire or other casualty only excepted. In the event of Tenant's failure to remove any of Tenant's property from the Premises promptly upon expiration or termination of the Lease, Landlord is hereby authorized, without liability to Landlord for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant's expense, or to retain same under Landlord's control or to sell at public or private sale, without notice, any or all of the property not so removed by Tenant and to apply the net proceeds of such sale to the payment of any sum due thereunder, or to discard or destroy such property, without liability or accounting to Tenant. In addition to the foregoing, to the extent that Landlord is required to comply with Applicable Laws in relation to any goods and effects left behind by Tenant, including, without limitation, related to cannabis and cannabis related products, Tenant shall be responsible for all Landlord's costs and expenses related to such removal of Tenant's goods and effects.

21.	TENANT REQUEST FOR REVIEW, APPROVAL OR OTHER ACTION

If Tenant requests Landlord’s approval or any other action by Landlord hereunder (except a request for a Landlord required action under Section 9.B.) in relation to an assignment or sublease of the Premises, Tenant shall pay Landlord’s attorney fees. Furthermore, if Tenant or any Regulatory Authority requests Landlord to provide any documents or take any actions as a result of Tenant’s Permitted Use, which in the reasonable opinion of Landlord requires review by Landlord’s counsel, Tenant shall pay Landlord’s attorney fees.

22.	ENVIRONMENTAL HAZARDS

As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", “infectious wastes”, "'hazardous materials" or "toxic substances" now or subsequently regulated under applicable laws pertaining to the protection of the environment or governing the use, release, storage, generation or disposal of Hazardous Materials, whether now existing or hereafter enacted or promulgated (“Hazardous Materials Laws”). Tenant and those acting by, through or under Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises, nor exacerbate any existing condition at the Premises that causes such condition to no longer comply with Hazardous Materials Laws; provided, however, Tenant shall be permitted to have customary cleaning materials and materials for computer, copier and telecopier machines so long as such materials are in small quantities, maintained in a safe manner and used both as directed and pursuant to applicable law. Tenant shall exonerate, indemnify, defend and hold Landlord harmless from and against any and all actions (costs, claims, damages, including, without limitation, punitive damages), expenses (including, without limitation, attorneys', consultants' and experts' fees), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment), liabilities or losses arising from a breach of this prohibition by Tenant or those acting on Tenant's behalf or those acting by, through or under Tenant. This Section shall survive the expiration or earlier termination of this Lease.

23.	SIGNAGE

Tenant shall be permitted at its sole cost and expense to install exterior signage on the Premises in compliance with this Section. The design, layout and construction of the sign shall be subject to Landlord's approval, which approval shall not be unreasonably withheld provided the sign is aesthetically pleasing, consistent with the then current signage program at the Property, and in compliance with all applicable codes and ordinances, without the application of any variances or special permits. Tenant shall be responsible, at its sole cost and expense, to obtain all required sign permits from the city or town in which the Property is located and to remove all exterior signs and to maintain the sign in good and first-class condition at all times. Before affixing any signs, Tenant shall submit a final plan of the sign to Landlord for its prior written approval.

24.	OTHER PROVISIONS

a.            Tenant shall be responsible at its sole cost and expense, to arrange for regular trash removal from an established, commercial trash removal company and a company legally qualified to handle, transport and dispose of cannabis waste in compliance with Applicable Laws, including, without limitation, any agency or governmental authority overseeing the adult use of cannabis. Tenant shall maintain the area around such dumpster in a neat and clean condition and in compliance with all Applicable Laws, including, without limitation, Board of Health requirements.

b.            Tenant will not permit any abandonment of the Premises. Tenant agrees to remain open for business only during the hours permitted by Applicable Laws and permitted by its Licenses and Permits.

c.            Tenant shall abide by all reasonable rules and regulations adopted by Landlord from time to time provided they are enforced or waived by Landlord in a non-discriminatory manner in relation to tenants similarly situated at the Property.

d.            Recording of this Lease or a copy of this Lease shall be a Default; however, if the Term of the Lease totals seven (7) years or longer, at Tenant's request, Landlord agrees to execute Landlord's form of a Notice of Lease for recording at Tenant’s expense, with a copy thereof following recording to be delivered promptly by Tenant to Landlord.

e.            The covenants and agreements of Landlord and Tenant shall be binding upon and inure to the benefit of each of them and their respective successors and assigns. No covenant, agreement or liability of any one party as Landlord, shall be binding upon another owner of the Property except for Defaults occurring or incurred during such owner's period of ownership of the Property.

f.            For all purposes, Tenant hereby agrees and consents that jurisdiction for any litigation with respect to this Lease and/or enforcement or compliance by or against any of the parties shall be exclusively commenced and processed within the State Courts of the Commonwealth of Massachusetts, and Tenant hereby consents to venue in the counties of Suffolk or Plymouth. For all purposes, rules applicable to addresses for service of process for Landlord and Tenant shall be as required under the Notice provisions of this Lease.

g.            If Tenant is more than one person or party, Tenant's obligations shall be joint and several. Unless repugnant to the context, the term, “Landlord” and “Tenant” mean the entities named above as Landlord and Tenant respectively, together with their respective successors and assigns, subject to Landlord's consent to any Tenant assignment as set forth herein.

h.            The headings herein contained are for convenience and shall not be construed a part of this Lease. Tenant's exoneration, indemnity, defend and hold harmless obligations under this Lease shall survive the termination of this Lease.

i.            This Lease shall be construed under and be governed by the laws of the Commonwealth of Massachusetts.

j.            If any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. If any provision of this Lease is deemed to be invalid by the DPH or CNB, the Parties agree to renegotiate the invalid provision of the Lease in good faith to effectuate, to the greatest extent possible, the original intent of the Parties while remaining in compliance with all Applicable Laws. This Lease is executed as a sealed instrument and in multiple counterparts, or may be separately executed and assembled as a counterpart, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy. A signed counterpart sent by telecopy or as a .pdf by email shall be deemed an original and legally binding on the party signing. Time is of the essence of the obligations of the Parties to be performed within a specific time frame in this Lease.

k.            Landlord shall not be deemed to have waived, obligated itself to defer, consented to or granted any postponement to or for Tenant's performance of its obligations under this Lease, unless and until an agreement in writing for such waiver, deferral, consent or postponement has been signed by Landlord. Further, no postponement or delay by Landlord in pursuing collection and/or enforcement of Tenant's obligations under this Lease shall excuse Tenant's subsequent and/or continuing responsibility therefore, whether with respect to prior, then current or future such obligations. No modification or amendment to this Lease shall be valid or binding unless and until in writing and signed by the party against whom enforcement thereof may be sought.

l.            No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due Landlord from Tenant shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.

m.            Tenant and Landlord hereby waive, to the fullest extent permitted by law, any present or future right to trial by jury in any action or proceeding relating directly or indirectly to or arising out of this Lease or in any manner relating to the Premises, the Building or the Property. This waiver of right to trial by jury is given knowingly and voluntarily by Landlord and Tenant.

n.            Notwithstanding anything contained in this Lease to the contrary, in the event that Federal law enforcement priorities change such that Tenant’s use of the Premises become impracticable or puts the Landlord at an unreasonable risk of Federal law enforcement action affecting the Premises or title thereof, Tenant shall have the right, at its sole discretion, to terminate this lease upon sixty (60) days written notice to the Tenant.

o.            Tenant covenants and agrees to keep the rental rate(s), the Term and other financial and business terms, and the form of this Lease (collectively, “Confidential Information”) completely confidential; provided, however, that (i) such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors who need to know such information in connection with Tenant's use and occupancy of the Premises and for financial reporting and credit related activities (it being understood that Tenant shall inform its representatives of the confidential nature of the Confidential Information and that such representatives shall be directed by Tenant, and shall each expressly agree, to treat such Confidential Information confidentially in accordance with the terms of this Section), and (ii) unless if required by applicable law or pursuant to court order, any other disclosure of such Confidential Information may only be made if Landlord consents in writing prior to any such disclosure.

p.            All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind which may be on or about the Premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the use or abuse of water or by the leaking or bursting of water pipes, or by rising water, or by roof or other structural leak, or in any other way or manner, no part of such loss or damage shall be charged to or borne by Landlord in any case whatsoever, except the foregoing shall not exculpate Landlord from its own negligent acts or omissions. Tenant agrees to maintain full and adequate insurance coverage on all of its property at the Premises, and such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord, or shall name Landlord as an additional insured for the sole purpose of preventing a subrogation claim against Landlord.

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Executed under seal as of October 29, 2018.

LANDLORD:		TENANT:

Valiant Enterprises, LLC		Nature's Remedy of Massachusetts, Inc.

By:	/s/ Robert C. Carr Jr.	By:	/s/ Robert C. Carr Jr.
Name:	Robert C. Carr Jr.	Name:	Robert C. Carr Jr.
Title:		Title: